                                                                    EXHIBIT 10.5

                                 EMI Translation Service Agreement

THIS AGREEMENT is made effective as of the 1st day of July, 2000(the "Effective Date").

BETWEEN:

                       YAK Communications (Canada) Inc.,
               a corporation organized under the laws of Ontario
                                (the "Customer")

                                    - and -

                           TELUS Communications Inc.,
               a corporation organized under the laws of Alberta
                                   ("TELUS")


WHEREAS:

A.   The Customer is a telecommunications services provider,

B. The Customer has entered into agreements with respect to the billing and collection of telecommunications services provided by the Customer with certain Canadian local exchange carriers;

C. The Customer's billing information with respect to such telecommunications services requires certain validation and conversion prior to its being in a form that the Canadian local exchange carriers can utilize for billing and collection;

D. The Customer's billing information must be distributed to the Canadian local exchange carriers with whom the Customer has entered into agreements with respect to billing and collection services;

E. TELUS provides certain validation, correction, and translation services with respect to billing information that the Customer is able to provide;

F. TELUS provides an interface with the Billing Record Analysis and Transport System (BRATS) which interacts with Canadian local exchange carriers for the validation and distribution of billing information;

G. The Customer has requested that TELUS provide certain validation, correction, and translation services with respect to the Customer's billing information; and

H.   TELUS has agreed to provide such services.

IN CONSIDERATION of the respective covenants and agreements contained in this Agreement, the Customer and TELUS mutually agree as follows.

1.   Interpretation and Scope

(a) "Agreement" means this written instrument together with the attached Schedule "A" and any amendments made in writing by the parties to such documents.

(b) In the event of any conflict or inconsistency among the provisions of the various parts of this Agreement, such conflict or inconsistency shall be resolved by giving precedence, first, to the main body of this Agreement and, second, to the Schedules.

2.   Services

(a) TELUS shall provide the Services to the Customer in accordance with Schedule "A".

(b) TELUS shall be responsible for the manner in which the said Services are performed, for the method employed in doing the same, and for all acts and things done in the delivery of the Services outlined in Schedule "A".

3.   Term and Termination

(a) The term for the provision of the Services shall commence on the Effective Date and shall continue, subject to earlier termination, for a period of three (3) years (the "Initial Term"). Unless TELUS receives written notice from the Customer to terminate the Services at least thirty (30) days prior to expiration of the Initial Term, TELUS shall continue to provide the Services on a month to month basis (each a "Renewal Term") at the same rates, charges and fees and on the same terms and conditions as provided for in this Agreement until the earlier of:

     (i) either party receives at least thirty (30) days' prior written notice from the other party respecting termination of the Services effective the end of a Renewal Term; and

     (ii) the Services are otherwise terminated as provided for herein.

(b) During the Initial Term either party may, upon three (3) months prior written notice to the other party, terminate this Agreement.

(c) In the event of termination by the Customer pursuant to Article 3(b), the Customer shall pay to TELUS, as liquidated damages and not as a penalty, termination fees in the amount of two thousand dollars ($2000.00) per month for each month and partial month of the unexpired portion of the Initial Term.

(d) Notwithstanding any other provision of this Agreement, TELUS shall be entitled, at its option, to terminate this Agreement upon written notice to the Customer.

     (i) if the Customer fails to pay any amounts due and owing to TELUS under this Agreement; or

     (ii) if the Customer otherwise fails to comply with any of the terms and conditions of this Agreement;

     after having been provided with notice of such deficiency and thirty (30) days within which to cure such deficiency and such deficiency remains unremedied at the expiration of such time period.

(e) Notwithstanding any other provision of this Agreement, TELUS shall be entitled, at its option, to terminate this Agreement immediately upon written notice to the Customer.

     (i)    where required by law, court order or regulatory order or directive;

     (ii)   upon the Customer becoming bankrupt or insolvent;

     (iii) upon the filing by the Customer of any petition or answer seeking reorganization, readjustment or arrangement of the business of the Customer under any law relating to bankruptcy or insolvency;

     (iv) upon the Customer ceasing to carry on business in the ordinary course;

     (v) upon the appointment of a receiver or receiver-manager for all or substantially all of the property of the Customer;

     (vi) upon the making by the Customer of any assignment or attempted assignment for the benefit of creditors; or

     (vii) upon the institution of any proceedings for the liquidation or winding up of the Customer's business;

     such termination to be effective on the date specified in the notice of termination.

(f) Expiration or termination of this Agreement shall not relieve the Customer of its obligation to pay amounts due or to become due to TELUS, nor deprive TELUS of any of its rights or remedies or actions against the Customer.

4.   Price and Terms of Payment

(a) The Customer shall pay to TELUS the rates, charges and fees payable for the Services as specified in Schedule "A". All rates, charges and fees shall be payable as of and from the earlier of: (a) the Effective Date, and (b) the date of provision of the Services.

(b) The Customer shall be responsible for the payment of all taxes, levies and duties imposed by any local, provincial, state or federal government or government agency in connection with the provision of the Services to the Customer by TELUS. Where required by law, the Customer shall pay the relevant tax, levy or duty directly to TELUS. The Customer's liability shall not include taxes, levies and duties imposed directly on TELUS in the nature of a property, capital or income tax.

(c) TELUS shall invoice the Customer monthly in advance for the month fees specified in Schedule "A". TELUS shall invoice the Customer monthly in arrears for fees based on usage specified in Schedule "A". All charges shown on the Customer's bill are due on the due date shown on the bill. All charges not paid by the due date are past due and will bear interest at the rate of 1.5% per month compounded monthly (19.56% per year).

(d) If the Customer terminates all or any part of the Services prior to expiration of the Initial Term or any Renewal Term, the Customer shall pay to TELUS all outstanding rates, charges and fees to the effective date of termination plus, as specified in this Agreement, any early termination charges.

5.   Title

     All work products including documentation, reports, brochures and manuals including, without limitation, any items deliverable under this Agreement, if any, developed by TELUS pursuant to this Agreement, and all copyright, patent and all other proprietary rights in such work products shall be the property of TELUS and may be used or disclosed by TELUS to anyone in its sole discretion. Furthermore, any and all designs, methods, processes, formulae, data, specialized know-how, improvements, innovations, trade secrets and specialized techniques that are made, prepared, developed, generated or produced by TELUS, its officers, employees, agents, representatives, and subcontractors, in connection with the performance of the Services under this Agreement vest in TELUS and shall become the sole property of TELUS. The Customer agrees to execute all documents prepared at the expense of TELUS which are required to give effect to this section.

6.   Confidentiality

(a) Each party shall not disclose to any third party any of the details of this Agreement or use any information which it has acquired as a result of this Agreement concerning the other party's plans, business, objectives, customers, products, processes, work or services, without the other party's prior written consent. Such information shall only be used for the purposes of this Agreement. The receiving party shall take every reasonable precaution to avoid disclosing such information, data or documentation and such precautions shall include, but are not limited to, the safeguarding of documents, the making of copies only when necessary, and giving security instructions issued by the disclosing party to the receiving party from time to time.

(b)  The obligations set out in this Article 6 shall not apply to:

     (i) information which is within the public domain at the date of its disclosure to the recipient party or which thereafter enters the public domain otherwise than through the acts or omissions of the recipient party, its officers, employees, agents, or representatives or any other person under an obligation to hold same confidential;

     (ii) information which is already known to the recipient party at the time of its disclosure by the disclosing party and is not subject to confidential restrictions;

     (iii) information which is developed independently by the recipient party prior to or following the date of its disclosure to the recipient party;

     (iv) information which, following its disclosure by the disclosing party to the recipient party, is received by the recipient party without obligation of confidence from a third party who the recipient party had no reason to believe was not lawfully in possession of such information free of any obligation of confidence;

     (v) information which the disclosing party has given its written approval to disclose; or

     (vi) information which the recipient party is required by a judicial, administrative or governmental body to disclose.

(c) The obligations of confidentiality in this Article 6 shall, with respect to any particular information, survive for a period of two (2) years following disclosure of that particular information by the disclosing party to the recipient party.

7.   Warranty and Limitation of Liability

(a) TELUS shall not be liable for mistakes or errors in the transmission of billing messages received by TELUS nor for the content of such billing messages. TELUS does not guarantee error free or uninterrupted provision of the Services. TELUS will utilize reasonable commercial efforts to provide the Service in accordance with Schedule "A" but does not assume any financial liability for the value of the billing records, real or implied, that TELUS is transporting on behalf of the Customer.

(b) Other than as provided for in this Agreement, there are no other warranties; representations, conditions or guarantees of any kind whatsoever, either express or implied, whether existing by statute, agreement, tort, product liability or otherwise, regarding the Services including, but not limited to, warranties, representations and guarantees as to merchantability, fitness for purpose, design, condition or quality.

(c) TELUS shall not be liable to the Customer or any other person for any losses, damages, injuries, or costs, notwithstanding TELUS' notice of the same, arising out of or caused by the Customer or its employees, agents, subcontractors, or those for whom at law it is responsible, in the performance of this Agreement including, without limiting the generality of the foregoing, that arising out of or caused by use of the Services by the Customer.

(d) In no event will TELUS be liable to the Customer or any party claiming through or under the Customer for lost profits, lost revenue, failure to realize expected savings, loss of use or any other commercial or economic loss of any kind, or any punitive, exemplary, indirect, incidental, consequential or special damages, or any third party claims arising out of the use by the Customer of the Services, even if TELUS has knowledge of the possibility of such potential losses or damages.

8.   Indemnity.

     Notwithstanding any other provisions in this Agreement, the Customer shall:

(a) indemnify and hold harmless TELUS, its directors, officers, employees and agents from and against any and all manner of liabilities, awards, claims, demands, suits, proceedings, actions, causes of actions or other claims which may be brought or made against TELUS or such persons, or which TELUS or such persons may become subject to;

(b) be liable to TELUS, its directors, officers, employees and agents for any and all losses, costs, charges, damages and expenses whatsoever (and without limiting the generality of the foregoing, any direct losses, costs, damages and expenses of TELUS or such persons, including costs as between a solicitor and his own client) which TELUS or such persons may sustain, pay or incur, as a result of, arising out of, or in connection with:

(c)  the provision of the Services to the Customer,

(d) any willful, negligent or wrongful act or omission of the Customer, including any employees, agents and subcontractors of the Customer, pursuant to this Agreement;

(e) any alleged infringement by the Customer of any third party intellectual property rights; or

(f) the improper disclosure of Confidential Information by the Customer, including any officers, employees, agents, representatives and subcontractors of the Customer.

9.   General.

(a) Relationship. The Customer and TELUS are independent contractors. Nothing in this Agreement shall be construed so as to create a partnership or joint venture or relationship of franchisor and franchisee or principal or agent. Neither party shall be liable for the debts or obligations of the other party.

     The Customer shall not be an agent of TELUS for any purpose. The Customer is not granted any right or authority to assume or create any obligation, express or implied, on behalf of or in the name of TELUS or to bind TELUS in any manner whatsoever.

(b) Conflict of Interest. The Customer represents and warrants to the best of its knowledge and belief that, except as a shareholder in an incorporated company issuing shares to the public at large, no TELUS official or employee has a direct or indirect interest or receives any direct or indirect proceeds from this Agreement.

(c) Set Off. TELUS may, in its sole discretion, set off any and all amounts owed TELUS or an Affiliate thereof by the Customer for any reason including, but not limited to, any amounts associated with the provision by TELUS of telecommunications services against amounts owed the Customer by TELUS.

(d) Assignment. This Agreement is personal and shall not be assigned in whole or in part by the Customer without the prior written consent of TELUS, such consent not to be unreasonably withheld. TELUS may assign this Agreement upon providing written notice to the Customer. TELUS may subcontract some or all of the Services without the prior written consent of the Customer.

(e) Notices. Any notice or other communication pursuant to this Agreement required or desired by either party shall be deemed to have given on the date when delivered or sent by confirmed facsimile transmission, or three
     (3) days after being sent by registered mail:


     to the Customer:    YAK Communications (Canada) Inc.
                         Suite 610, 55 Town Centre
                         Scarborough, Ontario M1 P 4X4
                         Attention: Mr. C. Zwebner
                         Facsimile: (416) 279-1372

     to TELUS at:        TELUS Communications Inc.
                         Suite 900, 180 Elgin Street
                         Ottawa, Ontario K2P 2K3
                         Attention: Ms. L. Fournier
                         Facsimile: (613) 231-6814

(f) Compliance with Law. The Customer shall properly execute and comply with all statutes, rules, orders, ordinances, and regulations of all governmental authorities in carrying out its obligations pursuant to this Agreement.

(g) Waiver. Failure by either party to insist upon the strict performance of any of the covenants, agreements, terms, provisions or conditions contained in this Agreement or to exercise any election shall not be construed as a waiver or relinquishment of such covenant, agreement, term, provision or condition but the same shall continue and remain in full force. No waiver shall be deemed to have been made unless expressed in writing.

(h) Entire Agreement. This Agreement constitutes the entire agreement between the Customer and TELUS pertaining to the subject matter and supersedes all prior agreements, understandings, negotiations, representations and discussions whether oral or written. This Agreement, in other than those sections under which TELUS has reserved to itself the right to modify or amend, shall not be modified, amended, rescinded or canceled except by the written agreement of the parties.

(i) Severability. If any section of this Agreement is invalid or unenforceable in any circumstances, the remainder of this Agreement; and the application of such section in any other circumstances, shall not be affected.

(j) Force Majeure. Neither party shall be responsible for any failure to comply with any of the terms of this Agreement where such failure is directly or indirectly caused by or results from events of force majeure beyond the control of either party. These events include, but are not limited to, fire, flood, earthquake, accident, civil disturbances, war, rationing, embargoes, strikes or labor problems, delays in transportation, acts of God, or acts of government. It is agreed that the time for performance by TELUS shall be extended by the period of such uncontrollable circumstances.

(k) Survival. The sections titled Warranty and Limitation of Liability, Confidentiality, Indemnity, and General shall survive expiration or termination of this Agreement.

(l) Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the Province of Ontario and the laws of Canada applicable. The Customer and TELUS irrevocably attorn to the exclusive jurisdiction of the Courts of the Province of Ontario.

(m) Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect the interpretation or meaning of this Agreement.

(n) Enurement. This Agreement shall enure to the benefit of and be binding on the successors and permitted assigns of TELUS and the Customer.

IN WITNESS WHEREOF the parties have caused this Agreement to be executed as of the Effective Date.

YAK Communications (Canada) Inc.   TELUS Communications Inc.


By: /s/ Charles Zwebner            By: /s/ Mike Norris
----------------------------       ---------------------------------------
    Authorized Signature               Authorized Signature


    Charles Zwebner                    Mike Norris
----------------------------       ---------------------------------------
Name (Print or Type)               Name (Print or Type)


    President                          Director - Clearinghouse Operations
----------------------------       ---------------------------------------
Title                              Title

    August 11, 2000                    August 11, 2000
----------------------------       ---------------------------------------
Date                               Date

                                 Schedule "A"

                                    Service

TELUS shall provide an interface and translation service for "sent paid" (originating telephone number and billing telephone number are the same) call detail records received from the Customer. The Customer and TELUS agree to perform the following as part of the interface and translation service provided by TELUS.

1.   Description
     -----------

     (a) The Customer shall deliver "send paid" call detail records to TELUS. The call detail records delivered by the Customer will contain, at minimum, the following information.

                Fields Required in Customer Call Detail Records

------------------------------------------------------------------------------------------------------
Field Name             Data Type             Length          Description
------------------------------------------------------------------------------------------------------
from number            character              10             originating NPA NXX line # e.g.,
                                                             6044323212
------------------------------------------------------------------------------------------------------
to number              character              16             terminating NPA NXX line # e.g.,
                                                             5044142010, or overseas number up to
                                                             16 digits
------------------------------------------------------------------------------------------------------
call duration          numeric                 6             connect time (HHMMSS) e.g., 152218
------------------------------------------------------------------------------------------------------
billable time          numeric                 7             billable time (HHMMSST) e.g., 1522182
------------------------------------------------------------------------------------------------------
charge                 numeric               7.2             charge or amount of call e.g., 0015.42
------------------------------------------------------------------------------------------------------
date of record         character               8             year/month/day (YYYYMMDD) e.g., 19990226
------------------------------------------------------------------------------------------------------
Provincial tax         numeric               7.2             PST e.g., 0123.45
------------------------------------------------------------------------------------------------------
federal tax            numeric               7.2             GST or HST e.g., 0123.45
------------------------------------------------------------------------------------------------------

     The Customer may provide values for additional fields in the call detail records such as ANI/ONI, rate period (day/evening/night), and to/from place name and state. If no information is specified in these fields, TELUS will assign default values.

(b) The Customer shall inform TELUS electronically that a file containing call detail records is available for processing. The Customer shall encrypt the file using pretty good protection (PGP) encryption software using public encryption keys. The Customer shall provide TELUS with access to the Customer's server containing the file of encrypted call detail records. TELLS shall electronically access the file containing the encrypted call detail records on the Customer's server using File Transfer Protocol (FTP).

(c)  TELUS shall:
     (1)  decrypt the Customer's encrypted call detail records;
     (2)  perform certain validation on the call detail records; and
     (3) convert call detail records to Exchange Message Interface (EMI) formatted billing records.

(d) TELUS shall electronically deliver the Customer's call detail records that have been converted to EMI formatted billing records to the Billing Record Analysis and Transport System (BRATS).

2.   Additional Services
     -------------------

     On receipt of a written request from the Customer, TELUS shall provide the following additional services.

     (a)  Billing quality edits and automatic correction

          TELUS shall provide a series of validation tests to the Customer's call detail records. The validation tests may, in certain instances, include error correction capabilities which will result in correction of certain errors or the specification of certain data not present in call detail records.

     (b)  Reconciliation reports

          TELUS shall provide the Customer with reports that include detailed information relating to the processing and transporting of the Customer's call detail records. The detailed information in the reports provide the Customer with the capability to reconcile treatment of call detail records.

     (c)  Fraud monitoring

          TELUS shall provide the following monitoring capabilities with respect to the Customer's call detail records:

          (1) alerts based on industry standard or Customer provided "hot country" lists;
          (2) alerts based on number of calls to the same telephone number or calls to particular telephone numbers (Customer specified parameters);
          (3)  alerts based on Customer specified level of toll charges.

3.  Error Treatment
    ---------------

     (a)  Errors detected by TELUS (pre-billing return)

          If a Customer call detail record contains incorrect or incomplete data, TELUS will use commercially reasonable efforts to correct the error and/or specify information to complete the call detail record.

          If TELUS is able to correct the error and/or specify information to complete the call detail record, TELUS shall:

          (1) translate the corrected call detail record into an EMI formatted billing record;
          (2) electronically deliver the EMI formatted billing record to BRATS; and
          (3) electronically deliver a report to the Customer describing the actions TELUS took to correct the error and/or complete the call detail record.

          If TELUS cannot correct the error and/or specify information to complete the call detail record, TELUS shall, within fifteen (15) calendar days of the processing date, electronically deliver to the Customer the call detail record in error and a report containing an explanation of the error.

     (b)  Errors detected by BRATS (pre-billing return)

          As a result of validation performed by BRATS on EMI formatted billing records, EMI formatted billing records maybe rejected by BRATS and returned to TELUS.

          In the event of such return of EMI formatted billing records, TELUS shall, within fifteen (15) calendar days of receiving the returned EMI formatted billing record from BRATS, use commercially reasonable efforts to correct the returned EMI formatted billing record.

          If TELUS is able to correct the returned EMI formatted billing record, TELUS shall return the corrected EMI formatted billing record to BRATS.

          If TELUS cannot correct the EMI formatted billing record, TELUS shall:

          (1) reformat the EMI formatted billing record into the call detail record format; and

          (2) electronically deliver to the Customer the billing record in call detail record format and a report containing an explanation of the error.

     (c) Errors detected by company performing billing and collection services (pre-billing return)

          As a result of validation performed by the company performing billing and collection functions for the Customer on the EMI formatted billing records, EMI formatted billing records may be rejected and returned to. TELUS through BRATS.

          In the event of such return of EMI formatted billing records, TELUS shall, within fifteen (15) calendar days of receiving the returned EMI formatted billing record from BRATS, use commercially reasonable efforts to correct the returned EMI formatted billing record.

          If TELUS is able to correct the returned EMI formatted billing record, TELUS shall return the corrected EMI formatted billing record to BRATS.

          If TELUS cannot correct the EMI formatted billing record, TELUS shall:

          (1) reformat the EMI formatted billing record into call detail record format; and

          (2) electronically deliver to the Customer the billing record in call detail record format and a report containing an explanation of the error.
     (d)  Non-billable records (post-billing return)

          As a result of the company performing billing and collection services for the Customer through use of the EMI formatted billing records, EMI formatted billing records associated with calls that are non-billable may be returned to TELUS through BRATS.

          If TELUS receives EMI formatted billing records associated with non-billable calls from BRATS, TELUS shall, within fifteen (15) calendar days of receiving the returned EMI formatted billing record from
          BRATS:

      (1) reformat the EMI formatted billing record into call detail record format, and

      (2) electronically deliver to the Customer the billing record in call detail record format and a report containing an explanation of the error.

4.    Pricing
      -------

 (a)  monthly fee                                $4,502.00

 (b)  fees based on usage

      convert call detail records to EMI                        For each record              $ 0.005
      formatted billing records                                 above 500,000

      pre-billing returns                                       For each record              $  0.05
                                                                above 5,000

      post-billing returns                                      For each record              $  0.25
                                                                above 5,000

      Customer specified

      billing quality edits and automatic                       For each record              $  0.01
      correction                                                above 10,000

      reconciliation reports                                    Monthly fee                  $300.00

      fraud monitoring                                          Monthly fee                  $300.00

                                                                For each Customer            $150.00
                                                                initiated change


All fees based on record counts relate to record counts in a calendar month.